EXHIBIT  14

                          THE RESERVE PETROLEUM COMPANY

                       CODE OF ETHICS FOR SENIOR OFFICERS
                            (AS OF NOVEMBER 18, 2003)

      The Board of Directors of The Reserve Petroleum Company (the "Company") in order to promote ethical conduct in the practice of financial management throughout the Company has adopted this Code of Ethics for Senior Officers (the "Code"). This Code is designed to deter wrongdoing and provides principles to which the undersigned officers (the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) are expected to adhere and advocate. These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to the shareholders, the public and others who have a stake in our continued success and reputation for excellence.

      To the best of my knowledge and ability:

      1. I will act with honesty and integrity, and avoid actual or apparent conflicts of interest between personal and professional relationships.

      2. I will provide information that is full, fair, accurate, timely and understandable, including information in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

      3. I will comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

      4. I will act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

      5. I will respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work will not be used for personal advantage.

      6. I will share knowledge and maintain skills important and relevant to my constituents' needs.

      7. I will proactively promote ethical behavior as a responsible partner among peers in my work environment.

      8. I will achieve responsible use of, and control over, all assets and resources employed or entrusted to me.

      9. I will promptly report known violations of this Code to the Chief Executive Officer, unless the Chief Executive Officer is responsible for the violation, in which case I will report known violations to two members of the Board of Directors who are not employees of the Company.

VIOLATIONS OF THIS CODE MAY SUBJECT THE UNDERSIGNED OFFICER TO APPROPRIATE DISCIPLINARY ACTION BY THE COMPANY, WHICH MAY INCLUDE TERMINATION OF EMPLOYMENT.


Date:  January 1, 2004                    /s/  Mason McLain
       ---------------                    ------------------------------
                                          Mason McLain
                                          President


                                          /s/ James L. Tyler
                                          ------------------------------
                                          James L. Tyler
                                          Secretary/Treasurer